                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)


Check the appropriate box:

[x] Preliminary Information Statement        [ ] Confidential For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14c-5(d)(2))
[ ] Definitive Information Statement



                            BREED TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials:

____________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

         _______________________________________________________________________

    (2)  Form, Schedule or Registration Statement No.:

         _________________________________________________________________

    (3)  Filing Party:

         _______________________________________________________________________

    (4)  Date Filed:

         _______________________________________________________________________

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                            BREED TECHNOLOGIES, INC.
                             5300 OLD TAMPA HIGHWAY
                            LAKELAND, FLORIDA  33811


                              DECEMBER ____, 1997

                             INFORMATION STATEMENT

    This Information Statement ("Information Statement") is being mailed to the stockholders of BREED Technologies, Inc. (the "Company") in connection with the previous approval by the board of directors (the "Board of Directors") of the Company of the corporate actions described below and their subsequent adoption by a majority of the stockholders of the Company. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of these corporate actions before they take effect. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            CORPORATE ACTIONS TAKEN

    The Company, as authorized by the necessary approvals of its Board of Directors and a majority of Company's stockholders, has approved (i) the adoption of an amendment (the "Amendment") to the Company's Certificate of Incorporation to increase the authorized common stock, par value $0.01 per share ("Common Stock"), of the Company from 50,000,000 shares to 75,000,000 shares, and (ii) the execution of a Stockholders Agreement, dated October 14, 1997 ("Stockholders Agreement"), among the Company and certain of its stockholders, consisting of Allen K. Breed, Johnnie Cordell Breed, and their related holdings ("Majority Stockholders"), entered into in connection with a Stock Purchase Agreement, dated October 14, 1997 ("Stock Purchase Agreement"), by and between the Company and Siemens Aktiengeseuschaft ("Siemens").

    The Stockholders Agreement was entered into as a condition of the Stock Purchase Agreement pursuant to which Series A Preference Shares of the Company were sold to Siemens. The proceeds from the sale of the Series A Preference Shares, together with certain other financing arrangements, were used to purchase AlliedSignal's automotive safety restraint systems business ("SRS Business"), to refinance the Company's then-existing credit facility, and to provide funds for working capital and general corporate purposes. The other financing arrangements included borrowings from NationsBank, N.A. and the private placement issuance of debt securities primarily to institutional and foreign investors.

    The Amendment was adopted to provide the Board of Directors with the continued flexibility in the management of the Company's capitalization, financing arrangements, and potential future acquisitions. A copy of the Amendment is attached hereto as Appendix A and is incorporated herein by reference. The Amendment was not adopted in connection with, or necessary in order to consummate, the purchase of the SRS Business or to obtain the financing in connection therewith.

    The written consent of the Majority Stockholders approving both the Stockholders Agreement and the Amendment were executed on December ____, 1997 and will take effect 20 days after the mailing of this Information Statement or such later date as may be specified by the Board of Directors. A complete summary of the actions taken are set forth herein.





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                               DISSENTERS' RIGHTS

    The corporate actions described in this Information Statement will not afford the Company's stockholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

                                 THE AMENDMENT

    The Company has adopted the Amendment to increase the number of authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares. The increase in authorized shares of Common Stock will provide the Company with flexibility in its management of the Company's capitalization, employee benefit plans, and future financing activities or corporation acquisitions. The additional shares of Common Stock may be used by the Company (i) to increase the number of shares available to be issued for issuance to holders of options and warrants granted after the date hereof, (ii) to establish additional employee compensation plans or to increase the shares available under current plans, (iii) for issuance in connection with future financing activities of the Company, including public and private offerings of the Common Stock or upon conversion of other equity or debt securities, (iv) for issuance in connection with future corporate acquisitions, or (v) other corporate purposes. As of November 30, 1997, the Company had 31,708,778 shares of Common Stock outstanding and had outstanding warrants and options to purchase 6,288,872 shares of Common Stock, (including those shares issuable upon conversion of the Convertible Debentures (defined below) and upon exercise of the NationsBank Warrants (defined below)).

    The Company has taken all actions required under Delaware law to approve the Amendment. However, since stockholder approval of the Amendment was obtained by written consent rather than at a meeting of the stockholders of the Company, under the applicable rules of the Exchange Act the Amendment may not become effective until the expiration of 20 calendar days from the date hereof. Upon the expiration of the 20 day period, the Company will file the Amendment with the Delaware Secretary of State.

    The Company believes that the Amendment will not have any effect on its business and operations, and expects to continue such business and operations as they are currently being conducted.

    Other than the distribution of Common Stock pursuant to warrants and options outstanding on the date hereof, or upon the exercise of options issued or to be issued in the future under directors and employee stock option plans, the Company has no specific plans to issue Common Stock. Furthermore, there are no other agreements, understandings, or arrangements for the issuance of the additional Common Stock which would be authorized by the Amendment. The Common Stock, including, the newly authorized shares, may be issued upon the Board of Director's approval, without any further vote or action on the part of the Company's stockholders. The Company's Certificate of Incorporation does not provide for any preemptive rights upon the issuance of any Common Stock.

                             STOCKHOLDERS AGREEMENT

    As part of the arrangements entered into by the Company to finance the acquisition of the SRS Business, the Company approved the execution of the Stockholders Agreement. The execution of the Stockholders Agreement, which is an exhibit to the Stock Purchase Agreement, was required as a condition of the Stock Purchase Agreement. Stockholder approval is not required under Delaware law for the Company to enter into the Stockholders Agreement. Since, however, such agreement provides benefits to Siemens with respect to the Common Stock which are not available to stockholders generally, the New York Stock Exchange ("NYSE") required the Company to obtain the approval of the Stockholders Agreement by its stockholders. Set forth below is a brief description of the Stockholders Agreement, and the potential impact that it may have on stockholders.





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BACKGROUND

    On August 27, 1997, the Company entered into an Asset Purchase Agreement with AlliedSignal to acquire the SRS Business (the "Asset Purchase Agreement"). In connection with the acquisition, the Company negotiated and entered into certain financing arrangements to secure the necessary funds to, among other things, pay the purchase price for the SRS Business, to refinance its then-existing credit facility, and to provide funds for working capital and general corporate purposes. These financing arrangements included a credit facility for approximately $900 million from NationsBank, N.A. ("NationsBank"), proceeds of approximately $250 million from a private placement issuance of convertible debt securities primarily to institutional and foreign investors ("Convertible Debentures"), and proceeds of approximately $115 million from the issuance and sale of the Series A Preference Shares to Siemens (together, the "Acquisition Financing"). Since the private placement of the Convertible Debentures could not be consummated prior to the close of the SRS Business acquisition, the Company issued Series B Convertible Preferred Stock (the "PSCC Securities") to Prudential Securities Credit Corp. ("PSCC") for approximately $200 million. The PSCC Securities were redeemed with the proceeds from the sale of the Convertible Debentures. A more detailed description of the Acquisition Financing transactions are set forth below. See "Recent Developments".

    In addition to the Siemens purchase of the Series A Preference Shares (the "Siemens Investment"), Siemens and the Company have entered into a Memorandum of Understanding regarding the formation of a joint venture between the two companies (the "Joint Venture") providing for worldwide research, development, engineering, assembly, and marketing of automotive occupant safety restraint systems.

    The proceeds of the Acquisition Financing were used to (i) finance the $710 million purchase price of the SRS Business, (ii) redeem the PSCC Securities,
(iii) refinance the Company's prior credit facility, and (iv) make available approximately $100 million line of credit for working capital and general corporate purposes. As of the date of this Information Statement, the Company has borrowed approximately $800 million under its NationsBank credit facility, leaving the Company with approximately $100 million of funds available pursuant to the revolving line of credit thereunder.

CERTAIN TERMS OF STOCKHOLDERS AGREEMENT

    As a condition to the Stock Purchase Agreement pursuant to which the Series A Preference Shares were sold to Siemens, the Company and the Majority Stockholders were required, among other things, to enter into the Stockholders Agreement. At any time that the holders of the Series A Preference Shares do not have in effect the right to elect a member of the Board of Directors, the Stockholders Agreement obligates the Majority Stockholders to vote their shares and take other necessary and appropriate corporate action to elect a designee of Siemens to the Board of Directors of the Company and to ensure that the Siemens director is a member of the Audit Committee of the Board of Directors. The Stockholders Agreement also (i) grants Siemens rights of first offer for up to five years with respect to certain future issuances of Common Stock or securities convertible into Common Stock by the Company (subject to certain exceptions), (ii) allows Siemens to participate in any sale of Common Stock by the Majority Stockholders, (iii) grants the Company and the Majority Stockholders rights of first offer for up to three years with respect to any sales by Siemens or its affiliates (subject to certain exceptions), (iv) prohibits Siemens for three years from acquiring certain securities of the Company (subject to certain exceptions), (v) grants Siemens rights of first offer for up to three years with respect to transfers of certain securities by the Majority Stockholders (subject to certain exceptions), and (vi) grants the Siemens director special consent rights with respect to certain business activities of the Company, including the conduct by the Company of any business in the field of electronic components for automotive safety restraint systems, other than through the Joint Venture or as currently conducted by designated subsidiaries of the Company. The Stockholders Agreement terminates upon the earlier to occur of the date on which Siemens and certain of its affiliates first collectively beneficially own less than the





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number of shares of Common Stock issued or issuable pursuant to the conversion of the shares of Series A Preference Shares acquired by the Siemens pursuant to the Stock Purchase Agreement or the delivery of a "First Make-Whole Notice" (as defined in the Make-Whole Agreement described below). See "Recent Developments".

EFFECT OF THE STOCKHOLDERS AGREEMENT

    The Company has taken all actions required under Delaware law to approve the Stockholders Agreement. However, since stockholder approval was obtained by written consent rather than at a meeting of the stockholders of the Company, under the rules of the Exchange Act such approval will not be effective until 20 calendar days from the date hereof.

    The Stockholders Agreement, in effect, provides pre-emptive rights to Siemens with respect to future issuances of Common Stock or securities convertible into Common Stock, and a right of first refusal with respect to any sales and certain transfers of the Common Stock by the Majority Stockholders. Although such rights are not available to the Company's stockholders generally, the Company does not believe that the Stockholders Agreement will have any adverse effects on its stockholders or the business and operations of the Company. Since the Company's stockholders do not have pre-emptive or any other rights to participate in future offerings of its securities, the grant of pre-emptive rights to Siemens does not impact any non-Siemens stockholders' rights to acquire the Company's Common Stock. Similarly, the grant of rights of first refusal to the Common Stock of the Majority Stockholders also should have no impact on non-Siemens stockholders. On the other hand, the Company believes that it has obtained significant benefits for both the Company and its stockholders as a result of the SRS Business acquisition, the Acquisition Financing, including the Siemens Investment, and the Joint Venture.

                              RECENT DEVELOPMENTS

SRS ACQUISITION

    General. Pursuant to the Asset Purchase Agreement, on October 30, 1997, the Company purchased the SRS Business consisting of substantially all assets and certain assumed liabilities of AlliedSignal related to the design, development, manufacture, marketing, and selling of automotive occupant restraint products and systems (including, but not limited to, seat belt and airbag assemblies and components). The aggregate consideration paid by the Company was $710 million in cash. This purchase price is subject to post-closing adjustment based on the net book value of the acquired business, any retained cash balances, if any, and any amounts paid with respect to certain intracompany obligations.

    Post-Closing Covenants. The parties to the Asset Purchase Agreement agreed to certain customer post-closing covenants, including without limitation covenants related to taxes, employee matters, and the assumption of certain liabilities.

    Indemnification. AlliedSignal and certain affiliated sellers jointly and severally agreed to indemnify (on a net after-tax basis) the Company and its directors, officers, employees, agents, consultants, representatives, affiliates, successors, and permitted assigns from and against in respect of any and all claims, liabilities, obligations, lawsuits, damages (excluding loss of profits and other consequential damages), costs and out-of-pocket expenses arising out of or relating to: (i) breaches of any covenant or agreement made by AlliedSignal in the Asset Purchase Agreement or certain ancillary agreements; (ii) breaches of certain representations and warranties; (iii) certain designated liabilities not being assumed by the Company; and (iv) the conduct of certain businesses retained by AlliedSignal and the ownership, use and possession of certain assets retained by AlliedSignal. AlliedSignal also has provided special limited indemnifications to the Company for certain claims related to environmental, intellectual property and recalls and service action





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matters.  The indemnifications provided to the Company pursuant to the Asset
Purchase Agreement are subject to specified deductibles and caps (which generally limit the aggregate liability of AlliedSignal to one-half the initial purchase price).

    The Company agreed to indemnify (on a net after-tax basis) AlliedSignal and its directors, officers, employees, agents, consultants, representatives, affiliates, successors, and permitted assigns from and against and in respect of any and all losses arising out of the following: (i) breaches of any covenant or agreement made by the Company in the Asset Purchase Agreement or certain ancillary agreements; (ii) breaches of certain representations and warranties; (iii) certain designated liabilities assumed by the Company; (iv) conduct of the SRS Business and the ownership, use and possession of the acquired assets; and (v) any liability to any person for any finder's, broker's or other similar fee or commission related to the transaction.

    Ancillary Agreements. The Company and AlliedSignal also executed certain ancillary agreements in connection with the SRS Acquisition, including (i) a transition services agreement, providing for the transition of certain overhead services provided to the SRS Business by AlliedSignal, and (ii) manufacturing and supply agreements permitting the Company to manufacture certain components on behalf of AlliedSignal and requiring AlliedSignal to supply the Company's requirements for certain components.

SIEMENS INVESTMENT

    General. On October 14, 1997, the Company and Siemens entered into the Stock Purchase Agreement pursuant to which, on October 30, 1997, the Company issued and sold 4,883,227 Series A Preference Shares to Siemens for an aggregate purchase price of $115 million. On October 14, 1997, in connection with the Siemens Investment, Siemens and the Company entered into a Memorandum of Understanding providing for the formation of the Joint Venture (the "Memorandum of Understanding").

    The Joint Venture. The Memorandum of Understanding contains the material terms to be included in the definitive agreement on the Joint Venture. The Memorandum of Understanding will terminate if the definitive agreement for the formation of the Joint Venture is not executed by December 15, 1997. The following is a description of the material terms of the Memorandum of Understanding. The scope of the Joint Venture will be in the worldwide research, development, engineering, assembly and marketing of motor vehicle occupant safety restraint systems ("JV Systems"). A JV System must contain, at a minimum, an electronic sensor together with either an airbag module, seat belts, or both. The parties will work exclusively through the Siemens Joint Venture with respect to JV Systems. Each party also will appoint the Joint Venture on a non-exclusive basis as its distributor in order to market and sell components of JV Systems. Upon receipt of governmental approvals and establishment of the Joint Venture entity, which the Company expects to be completed in June 1998, new quotations for sales of both JV Systems and components thereof will be made only by the Joint Venture, unless a customer insists otherwise or market demands dictate otherwise. Each of the parties also will agree that it will not sell motor vehicle occupant safety restrain components, either directly or indirectly, to third parties which compete with the Joint Venture in the sale of JV Systems.

    The Joint Venture will be owned 50% by Siemens and 50% by the Company. Siemens will contribute to the Joint Venture its shares in PARS GmbH, Siemens' advanced crash text facility and occupant safety system development center.
The Company will form a new company to which it will contribute assets which are comparable to those existing at PARS GmbH. The Company will then contribute its ownership interests in the new company to the Joint Venture.
The Joint Venture will be governed by a partners' committee consisting of three representatives from each of the Company and Siemens. The Joint Venture will operate pursuant to an operating budget approved by the partners' committee and subject to annual review. No expenditures in excess of budgeted amounts may be made without consent of the partners' committee. The parties will provide funding to the Joint Venture to the extent revenues and external funding sources (such as loans raised from banks or other third parties) are inadequate to cover budgeted operating expenses and capital





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expenditures.  Neither party can be compelled to provide funding for operating expenses and capital expenditures above budgeted amounts.

    Any technology generated by the Joint Venture (either by itself or with one of the parties) will belong joint to Siemens and the Company. Each party will be responsible for warranties and liabilities, including recall actions, arising from its components marketed by the Joint Venture to customers.

    The term of the Joint Venture is not fixed. However, it is subject to the right of either party to terminate the Joint Venture with six months prior written notice, or sooner upon mutual agreement, after the sixth anniversary date of the formation of the Joint Venture.

    Stock Purchase Agreement and the Preference Shares. Pursuant to the Stock Purchase Agreement, on October 30, 1997, Siemens acquired 4,883,227 Series A Preference Shares. In addition, pursuant to the Stock Purchase Agreement, the Company made customary representations and warranties concerning its business, agreed to certain post-closing covenants, including an agreement to provide Siemens with substantially equivalent rights to those granted in the future to any stockholder acquiring an equal or smaller percentage of voting interest in the Company as Siemens, agreed to indemnify Siemens for breaches of representations and warranties for a period of up to 18 months, agreed to indemnify Siemens for breach of covenants and granted Siemens certain anti-dilution rights. The indemnification obligations of the Company are subject to a $1.5 million deductible and a cap of $30 million.

    The Company agreed with Siemens not to issue, prior to the effectiveness of the Amendment, any additional shares of Common Stock if the effect of such issuance were to result in the Majority Stockholders owning less than a majority of the then outstanding Common Stock (without regard to the conversion of any Series A Preference Shares).

    Each Series A Preference Share represents one one-thousandth (1/1000th) of a share of 1997 Series A Convertible Non-Voting Preferred Stock of the Company and, subject to adjustment, is convertible into one share of Common Stock. Except for voting rights required by law, and except for the right to elect as a class one director of the Company during the period that begins on the date when any Series A Preference Shares are converted into Common Stock and ends on the date of the termination of the Stockholders Agreement (as defined below), the holders of shares of Series A Preference Shares do not have voting rights. If the definitive agreements for the Joint Venture are not executed by December 15, 1997, the holders of Series A Preference Shares would be entitled to receive an annual dividend in the form of Series A Preference Shares, payable in quarterly installments on March 15, June 15, September 15, and December 15 of each year, at the annual rate of five Series A Preference Shares for each 100 Series A Preference Shares owned of record by such holder. Such dividend would commence on December 15, 1997. However, pursuant to the Stockholders Agreement, the annual dividend will be waived (i) if such definitive agreements are executed on or before December 15, 1997, and (ii) following the termination of the Make-Whole Agreements (as defined below). All other rights of the holders of Series A Preference Shares are equal to the rights of the holders of Common Stock and are shared ratably on an as-converted basis.

    Stockholders Agreement. In connection with the Siemens Investment, the Company entered into a Stockholders Agreement with Siemens and the Majority Stockholders which sets forth the obligations and duties described above. See "Stockholders Agreement - Certain Terms of Stockholders Agreement".

    The Make-Whole Agreement. In connection with the Siemens Investment, the Company entered into a Make-Whole Agreement (the "Make-Whole Agreement") with Siemens. Under the Make-Whole Agreement, within 30 days after a "Triggering Event," Siemens will have the right to require the Company, at the Company's election to either (i) repurchase the Series A Preference Shares purchased pursuant to the Stock Purchase Agreement (and any shares issuable with respect to such shares) for a purchase price equal to





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$115 million plus $15,753 per day for each day between December 15, 1997 and the termination of the right (the "Make-Whole Price"), or (ii) if the net proceeds from the bona fide sale of such shares by Siemens to a third party financial institution does not equal the Make-Whole Price, to issue to Siemens such number of shares (subject to certain limits) the net proceeds from the sale of which would equal the amount of the deficit. Under the Make-Whole Agreement, a "Triggering Event" means any of the following: (a) the Company and Siemens shall have abandoned negotiations with respect to the Siemens Joint Venture; (b) the definitive documentation with respect to the Siemens Joint Venture shall not have been executed and delivered by December 15, 1997; (c) the parties shall have been unable, after diligent and good faith efforts, to obtain the requisite governmental clearances, approvals, or terminations of waiting periods which are required or applicable (including under antitrust or competition laws) with respect to the formation of the Siemens Joint Venture or conversion of the shares purchased pursuant to the Stock Purchase Agreement into Common Stock without the imposition of materially adverse conditions; or
(d) the formation of the Siemens Joint Venture shall not have been completed, in accordance with the definitive agreements entered into by the Company and Siemens, by June 30, 1998. The Make-Whole Agreement terminates if (1) prior to Siemens' delivery of a notice that it has entered into an agreement to sell its shares to a third party financial institution as described above, Siemens sells or otherwise transfers any of the securities subject to the Make-Whole Agreement to any person other than a direct or indirect subsidiary of Siemens or (2) Siemens has not delivered such a notice by the later to occur of (x) July 31, 1998, or (y) 45 days after a Triggering Event.

    Registration Rights Agreement. In connection with the Siemens Investment, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Siemens. Pursuant to the Registration Rights Agreement with Siemens, Siemens shall have the right, after June 1, 1998 and before the tenth anniversary of the date of the Registration Rights Agreement with Siemens, to require the Company to file up to three registration statements under the Securities Act to register any shares of Common Stock or Series A Preference Shares owned by Siemens for sale to the public, subject to certain limitations. The Company is required to pay all expenses (other than discounts and commissions) in connection with such demand registrations. In addition, if the Company elects to register securities under the Securities Act for its account or for the account of other stockholders, Siemens shall have the right to register its shares under any such registration statement, subject to certain limitations.

THE NATIONSBANK BORROWINGS

    NationsBank Credit Facility. On October 30, 1997, the Company and NationsBank executed the NationsBank Credit Facility pursuant to which approximately $900 million of credit was extended to the Company. As of the date hereof, the Company has borrowed approximately $800 million thereunder. The following is a summary of the material terms and conditions of the Credit Agreement, dated as of October 30, 1997 by and among the Company and certain subsidiaries as borrower and NationsBank as agent and lender, and the lenders party thereto from time to time (NationsBank and the lenders are hereafter referred to as the "Lenders") (the "NationsBank Credit Facility"). The NationsBank Credit Facility consists of a 366-day revolving credit facility of up to $300 million, including a $25 million sublimit for the issuance of standby letters of credit and $75 million sublimit for multi-currency borrowings, and a 366-day term loan facility of up to $600 million. The NationsBank Credit Facility may be used to finance the SRS Acquisition, to refinance existing indebtedness and fees and expenses relating to such indebtedness, and for general working capital needs and other corporate purposes.

    Borrowings under the NationsBank Credit Facility bear interest at a per annum rate equal to, at the election of the Company, either (i) the higher of the Federal Funds Rate plus 0.5% or the NationsBank prime rate plus, in either case, an additional margin ranging from 2.0% to 5.0% based on the length of time the revolving portion of the NationsBank Credit Facility is in existence, or (ii) a rate based on the prevailing interbank offered rate plus an additional margin ranging from 3.0% to 6.0% based on the length of time the NationsBank Credit Facility is in existence. The letter of credit fee ranges from 3.0% to 6.0% and, when there is more than one Lender, an additional 0.125% for the issuing bank. The Company is also required to





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pay a quarterly unused facility fee.  In addition, the Company paid NationsBank a commitment fee, upon the execution of the NationsBank Credit Facility, equal to 3% of the aggregate available borrowings under the NationsBank Credit Facility ($27 million). The NationsBank Credit Facility provides for a 1.5% take-out fee ($13.5 million).

    The NationsBank Credit Facility is secured by (i) a security interest in all of the personal property and assets (including inventory, accounts receivable, intellectual property, mortgages on all real property owned by the Company and the assets acquired pursuant to the SRS Business acquisition) of the Company and certain subsidiaries, (ii) a stock pledge by the Company and certain subsidiaries of their stock in certain domestic subsidiaries and at least 65% of the voting stock and 100% of the non-voting stock of foreign subsidiaries, (iii) a pledge of the Common Stock owned by A. Breed, L.P., a Texas limited partnership, and J. Breed, L.P., a Texas limited partnership,
(iv) an assignment of certain leases for facilities of the Company and certain subsidiaries, (v) a pledge and subordination of intercompany notes, (vi) an assignment of certain partnership interest, and (vii) an assignment of a trademark licensing agreement. The NationsBank Credit Facility is guaranteed by certain of the Company's subsidiaries.

    The NationsBank Credit Facility contains customary representations and warranties and events of default and requires compliance with certain covenants by the Company and its subsidiaries, including, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations; (ii) limitations on the payment of dividends, incurrence of additional indebtedness and granting of certain liens; and (iii) restrictions on mergers, acquisitions, and investments.

    In connection with the NationsBank Credit Facility, the Company also entered into a warrant agreement with NationsBank providing for the issuance by the Company of a warrant to purchase Common Stock.

    Warrant Agreement. Pursuant to a Warrant Agreement between NationsBank and the Company dated October 30, 1997 (the "Warrant Agreement"), in connection with the NationsBank Credit Facility, the Company issued to NationsBank a warrant (the "Warrant") exercisable for Common Stock of the Company (the "Warrant Shares"). As of the date of the Warrant Agreement, the Warrant was exercisable for 250,000 Warrant Shares at an exercise price of $23.125 per share. The number of shares for which the Warrant is exercisable may be increased to a maximum of 3,000,000 shares if the Company fails to fulfill certain obligations prior to July 26, 1998, as described more fully below. The exercise price for such additional shares shall be the market price of the Common Stock on the day such Warrant Shares become exercisable. The Warrant Agreement and the Warrant expire on October 30, 2000. NationsBank may elect that the Warrant Shares be included in certain registration statements filed by the Company under the Securities Act for the sale of Common Stock of the Company and, until October 30, 2002, may demand that the Company register the Warrant Shares on Form S-3.

    The number of shares of Common Stock subject to the Warrant will be increased as follows: (a) in the event the Company shall not have paid in full its borrowings and other obligations under the NationsBank Credit Facility on or prior to January 27, 1998, the number of Warrant Shares shall be automatically increased to 1,000,000 effective as of January 27, 1998 unless the Company (i) shall have furnished NationsBank a five-year operating plan acceptable to NationsBank, and (ii) shall be in receipt of not less than $300 million of permanent equity capital over September 24, 1997 levels on terms reasonably acceptable to NationsBank (a condition which it will have satisfied following this Offering); (b) in the event the Company shall not have paid in full its borrowings and other obligations on or prior to April 27, 1998 (or if a binding commitment to refinance and/or repay the obligations does then exist), the number of Warrant Shares shall be automatically increased to 2,000,000 effective as of April 27, 1998; (c) in the event the Company shall not have paid in full its borrowings and other obligations on or prior to July 26, 1998 (or if a binding commitment to refinance and/or repay the obligations does not then exist), the number of Warrant Shares will be automatically





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increased to 3,000,000 effective as of July 26, 1998; and (d) if the Company shall not have paid in full its borrowings and other obligations on or prior to July 31, 1998, the number of Warrant Shares shall be automatically increased to equal the greater of (x) 7.7% of all shares of Common Stock outstanding or deemed outstanding on a fully diluted basis on July 31, 1998, and (y) 3,000,000.

                    SHAREHOLDER APPROVAL PREVIOUSLY OBTAINED

    Under Delaware law, the Company's Certificate of Incorporation may be amended and the Stockholders Agreement approved either by the affirmative vote of a majority of the shares present at a meeting where a quorum is present or through an action by written consent of a majority of the outstanding shares of Common Stock in lieu of a stockholders' meeting.

    The Company has issued and outstanding 31,712,778 shares of Common Stock, each of which is entitled to one vote on any matter brought to a vote of the Company's stockholders. The Majority Stockholders own 18,060,600 shares, or 56.95%, of all the issued and outstanding shares of the Company's Common Stock as of the date of this Information Statement. By written consent dated December ___, 1997, the Majority Stockholders have approved the adoption and implementation of the Amendment and have approved and ratified the Stockholders Agreement, both by written consent in lieu of a stockholders' meeting, such consent to take effect 20 days following the mailing of this Information Statement or on such later date as may be specified by the Board of Directors. Such action by written consent is sufficient to satisfy the applicable requirements of Delaware law that any amendment of the Certificate of Incorporation be approved by the stockholders and the requirements of the NYSE with respect to stockholder approval of the Stockholders Agreement. Accordingly, the Company's stockholders will not be asked to take any further action on the Amendment or the Stockholders Agreement at any future meeting.

                                 OTHER MATTERS


    The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 has been previously mailed to each stockholder of the Company.

                                        By Order of the Board of Directors



Lakeland, Florida                       LIZANNE GUPTILL
December ____, 1997                        Secretary





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